Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 25, 2014

to

INDENTURE

Dated as of September 25, 2014

4.550% SENIOR NOTES DUE 2024

TRINITY INDUSTRIES, INC.

as the Company

TRINITY CONSTRUCTION MATERIALS, INC.

TRINITY HIGHWAY PRODUCTS, LLC

TRINITY INDUSTRIES LEASING COMPANY

TRINITY MARINE PRODUCTS, INC.

TRINITY NORTH AMERICAN FREIGHT CAR, INC.

TRINITY PARTS & COMPONENTS, LLC

TRINITY RAIL GROUP, LLC

TRINITY STRUCTURAL TOWERS, INC.

TRINITY TANK CAR, INC.

Together with Such Other Guarantors as may be Added from Time to Time as the Guarantors

WELLS FARGO BANK, NATIONAL ASSOCIATION

As Trustee

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01	Relationship with Base Indenture	1
Section 1.02	Definitions	2

ARTICLE II

The Notes

Section 2.01	Form and Dating	8
Section 2.02	Issuance of Additional Notes	9

ARTICLE III

Redemption and Prepayment

Section 3.01	Notice of Redemption; Selection of Securities	10
Section 3.02	Notes Redeemed in Part	10
Section 3.03	Optional Redemption	10
Section 3.04	Mandatory Redemption	11

ARTICLE IV

Particular Covenants

Section 4.01	Limitation on Liens	11
Section 4.02	Limitation on Sale/Leaseback Transactions	13
Section 4.03	Offer to Purchase Upon Change of Control Triggering Event	14

ARTICLE V

Defaults

Section 5.01	Defaults	15

ARTICLE VI

Guarantees

Section 6.01	Guarantees of the Notes	16
Section 6.02	Effect of Guarantees; Guarantors to be bound by Indenture	16

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EXECUTION VERSION

Section 6.03	Execution and Delivery of the Guarantees	16
Section 6.04	Termination of Guarantees	16

ARTICLE VII

Miscellaneous

Section 7.01	Trust Indenture Act Controls	16
Section 7.02	Governing Law	16
Section 7.03	Successors	17
Section 7.04	Severability	17
Section 7.05	Counterpart Originals	17
Section 7.06	Table of Contents, Headings, Etc.	17
Section 7.07	Validity or Sufficiency of Supplemental Indenture	17
Section 7.08	Waiver of Jury Trial	17

ii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 25, 2014, among Trinity Industries, Inc., a Delaware corporation, as the Company (the “Company”), Trinity Construction Materials, Inc., a Delaware corporation, Trinity Highway Products, LLC, a Delaware limited liability company, Trinity Industries Leasing Company, a Delaware corporation, Trinity Marine Products, Inc., a Delaware corporation, Trinity North American Freight Car, Inc., a Delaware corporation, Trinity Parts & Components, LLC, a Delaware limited liability company, Trinity Rail Group, LLC, a Delaware limited liability company, Trinity Structural Towers, Inc., a Delaware corporation and Trinity Tank Car, Inc., a Delaware corporation, together with such other guarantors as may be added from time to time (each a “Guarantor” and collectively, the “Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and each of the Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of September 25, 2014 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s senior notes and guarantees thereof by the Guarantors;

WHEREAS, the Company and the Guarantors desire and have requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below);

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company and each Guarantor;

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and proportionate benefit of the Holders (as defined herein) of the 4.550% Senior Notes due 2024 (the “Notes”) as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express

EXECUTION VERSION

provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes. The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” has the meaning assigned to such term in Section 2.02 hereof.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, other than a capital lease, and at any date as of which the amount of such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term of such lease as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a capital lease with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. “Attributable Debt” means, as to a capital lease under which any Person is at the time liable and at any date as of which the amount of such lease is to be determined, the capitalized amount of such lease that would appear on the face of a balance sheet of such Person in accordance with GAAP.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any Person other than to the Company or one of the Company’s Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than the Company or

EXECUTION VERSION

one of the Company’s Subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or the Voting Stock of any parent company or other Voting Stock into which the Company’s Voting Stock or the Voting Stock of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the Company or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company or any parent company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the Company’s Board of Directors or the Board of Directors of any parent company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, or a parent company, and (ii) the Holders of the Company’s Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of the Company or such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Payment” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Payment Date” has the meaning assigned to such term in Section 4.03 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

EXECUTION VERSION

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the Company obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means the excess over the current liabilities of the Company of all of its assets as determined by the Company and as would be set forth in a consolidated balance sheet of the Company and its Subsidiaries, on a consolidated basis, in accordance with GAAP as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others.

“Continuing Director” “Continuing Director” means, as of any date of determination:

(1)	with respect to any member of the Board of Directors of the Company, any member who: (i) was a member of such Board of Directors on the date of the initial issuance of the Notes; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment; and

(2)	with respect to any member of the Board of Directors of any parent company, any member who: (i) was a member of the Company’s Board of Directors on the date such parent company became the Company’s parent company; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment, without objection to such nomination.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Supplemental Indenture.

“DTC” has the meaning assigned to such term in Section 2.01 hereof.

EXECUTION VERSION

“Exempted Debt” means the sum, without duplication, of the following items outstanding of the date Exempted Debt is being determined:

•	indebtedness of the Company and its Restricted Subsidiaries incurred after the date of this Indenture and secured by liens created, assumed or otherwise incurred or permitted to exist pursuant to the provision described in the last paragraph under Section 4.01 hereof; and

•	Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the provision described in the last paragraph under Section 4.02 hereof.

“Fitch” means Fitch, Inc., and its successors.

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation and (ii) ranking pari passu with the debt securities.

“Global Note Legend” means the legend set forth in Section 2.01(e) hereof, which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Guarantor” means the Persons named as “Guarantors” in the first paragraph of this Indenture and, as the context requires, any additional Persons added as guarantors pursuant to Section 6.03 hereof, until a successor replaces any such Guarantor and, thereafter, “Guarantors” shall mean the Guarantors not so replaced together with any such successors.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, together, as amended, supplemented or restated from time to time.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Initial Notes” means the first $400,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.

EXECUTION VERSION

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Principal Property” means any single property consisting of land, land improvements, buildings and associated factory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 1.0% of Consolidated Net Tangible Assets as of the date of such determination (which shall be deemed to include the Company’s principal executive offices); provided that the term “Principal Property” does not include any such property or assets described above that is financed through the issuance of tax exempt governmental obligations or an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state or municipal government or other governmental body or agency, or any such property or assets that has been determined by board resolution of the Company not to be of material importance to the respective businesses conducted by the Company or such Restricted Subsidiary, effective as of the date such resolution is adopted.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)	if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to the Notes means (i) the rating of the Notes is lowered by at least two of the three Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) the Notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to the Notes during that Trigger Period.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, unless any of them

EXECUTION VERSION

ceases to be a primary U.S. Government securities dealer in New York City, or a Primary Treasury Dealer, in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer and (ii) any other nationally recognized investment banking firms that are a Primary Treasury Dealer as selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Restricted Subsidiary” means (a) each Guarantor and (b) any other Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property or owns shares of capital stock or indebtedness of another Restricted Subsidiary other than:

•	each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination of such operations (including, without limitation, each of Trinity Industries Leasing Company and its Subsidiaries for so long as a major part of its business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations or any combination of such operations); and

•	each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another Person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; provided that the Board of Directors of the Company may declare any such Subsidiary to be a Restricted Subsidiary effective as of the date such resolution is adopted.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors ) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Supplemental Indenture” means this First Supplemental Indenture, dated as of the date hereof, by and among the Company, the Guarantors and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

EXECUTION VERSION

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Voting Stock” solely as used in the definition of the term “Change of Control,” means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors (or other analogous managing body) of such person.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will initially be issued in the form of one or more Registered Global Securities, without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of this Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b) Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.02 hereof. The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

(c) The Notes shall not be exchangeable for nor convertible into the common stock of the Company or any other security.

EXECUTION VERSION

(d) The Company will not pay additional amounts on Notes held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted.

(e) The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture.

“THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.”

Section 2.02 Issuance of Additional Notes. The Company will be entitled, upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date (“Additional Notes”), provided that the Company and the Guarantors are in compliance with the covenants contained in this Supplemental Indenture and the Base Indenture. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture.

With respect to any Additional Notes, the Company shall provide to the Trustee a resolution of its Board of Directors and an Officers’ Certificate which shall contain the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

EXECUTION VERSION

(b) the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption; Selection of Securities. The Company will send by first class mail, or by electronic transmission in the case of Notes held in book-entry form, notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Article 3 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate that complies with applicable legal requirements, if any, and in accordance with the procedures of DTC.

Section 3.02 Notes Redeemed in Part. No Notes of principal amount of $2,000 or less may be redeemed in part.

Section 3.03 Optional Redemption. Prior to July 1, 2024, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest, if any, on the principal amount being redeemed to the applicable redemption date:

(a) 100% of the principal amount of the notes to be redeemed; and

(b) as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 30 basis points.

On or after July 1, 2024, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. The Company will calculate the redemption price prior to such redemption date and file with the Trustee an Officers’ Certificate setting forth the redemption price, showing the calculation in reasonable detail. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

EXECUTION VERSION

Section 3.04 Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

PARTICULAR COVENANTS

Section 4.01 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume, as security for any indebtedness, any mortgage, pledge or lien on (i) any Principal Property of the Company or any Restricted Subsidiary or (ii) any shares of capital stock of a Restricted Subsidiary, whether such Principal Property or shares of capital stock of a Restricted Subsidiary are owned at the date of this Indenture or acquired after the date of this Indenture, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding notes equally and ratably with all indebtedness secured by such mortgage, pledge or lien, so long as such indebtedness shall be so secured. This covenant will not apply in the case of:

(a) the creation of any mortgage, pledge or other lien on any Principal Property or any shares of capital stock of a Restricted Subsidiary acquired after the date of this Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days after such acquisition, to secure or provide for the payment or financing of any part of the purchase price of such acquisition, provided that, the mortgage, pledge or other lien may not extent to any other Principal Property or capital stock of a Restricted Property;

(b) any mortgage, pledge or other lien on any Principal Property or any shares of capital stock of a Restricted Subsidiary existing at the date of this Indenture;

(c) any mortgage, pledge or other lien on any Principal Property or any shares of capital stock of a Restricted Subsidiary in favor of the Company or Restricted Subsidiary;

(d) any mortgage, pledge or other lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

(e) any mortgage, pledge or other lien on any Principal Property existing at the time the Company or a Restricted Subsidiary acquired or leased such Principal Property, including Principal Property acquired by the Company or a Restricted Subsidiary through a merger or similar transaction; provided that the mortgage, pledge or other lien may not extend to any other Principal Property or capital stock of a Restricted Subsidiary;

(f) any mortgage, pledge or other lien on any Person at the time such Person becomes a Restricted Subsidiary, provided that the mortgage, pledge or lien was not created in anticipation of the Person becoming a Restricted Subsidiary;

(g) any lien imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP in the United States are being maintained thereunder;

EXECUTION VERSION

(h) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(i) liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(j) liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or the Company’s Subsidiaries with respect to which the Company or the Company’s Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or liens incurred by the Company or any of the Company’s Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of the Company’s Subsidiaries is a party;

(k) any mortgage, pledge or lien created in connection with a transaction financed with, and created to secure non-recourse indebtedness;

(l) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses or the businesses of the Company’s Subsidiaries, taken as a whole;

(m) any mortgage, pledge or other lien on any Principal Property or any shares of capital stock of a Restricted Subsidiary incurred in connection with any obligation arising under any industrial revenue bonds, pollution control bonds or any other issuance of tax-exempt governmental obligations;

(n) liens securing obligations in respect of capital leases on assets subject to such leases; and

(o) any lien renewing, extending, Refinancing or replacing any lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such lien is not increased and (b) no assets encumbered by any such lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, Refinance or refund are encumbered thereby.

EXECUTION VERSION

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those permitted by this paragraph, and renew, extend or replace such liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect to such creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 4.02 Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of such property, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions described above in clauses (a) through (o) under Section 4.01 to create a mortgage on the property to be leased securing Funded Debt (as defined below) in an amount equal to the Attributable Debt (as defined below) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding debt securities or (ii) if (A) the Company promptly informs the Trustee of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by board resolution of the Company) of such property and (C) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 180 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the debt securities); provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the outstanding debt securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not previously tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as provided in this Indenture. If the Company shall so deliver debentures or notes to the applicable trustee and the Company shall duly deliver such Officers’ Certificate, the amount of cash which the Company will be required to apply to the retirement of Funded Debt under this provision shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount of such debentures or notes to be due and payable upon a declaration of the maturity of such debentures or notes, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity of such debentures or notes pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph and without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect to such transactions, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

EXECUTION VERSION

Section 4.03 Offer to Purchase Upon Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Company to purchase such Holder’s Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the rights of Holders of record on the relevant interest record date to receive interest due on the relevant interest payment date), pursuant to and in accordance with the offer described in this Section 4.03, provided that after giving effect to the purchase, any Notes that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

(b) Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.03 hereof, the Company shall send by first class mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, which notice shall state:

(i) that such Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the rights of Holders of records on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);

(ii) the date of repurchase, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(iii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased; and

(iv) if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned upon the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered and not withdrawn pursuant to the Change of Control Offer, and shall deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered. The Company shall also deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company. The Paying Agent shall promptly mail to each tendering Holder the Change of

EXECUTION VERSION

Control Payment for the Notes tendered by such Holder and accepted by the Company for purchase, and the Trustee, upon receipt of an order from the Company, shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

(d) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(e) Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act in connection with the repurchase of Notes pursuant to a Change of Control Offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue of such conflict.

(g) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes validly tendered and not withdrawn under its offer.

ARTICLE V

DEFAULTS

Section 5.01 Defaults. In addition to the Events of Default described in the Base Indenture, the following shall constitute an “Event of Default” under this Supplemental Indenture:

(a) if the Company or any of its Restricted Subsidiaries default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or such Restricted Subsidiary, as the case may be, whether such indebtedness now exists, or is created after the date of this Indenture, if that Default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such obligation (a “Payment Default”); or

EXECUTION VERSION

(ii) results in the acceleration of such indebtedness prior to its stated maturity, (an “Acceleration Event”);

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $50 million or more.

ARTICLE VI

GUARANTEES

Section 6.01 Guarantees of the Notes. Article 10 of the Base Indenture provides for a Guarantee by the Guarantors (as defined in the Base Indenture) of selected series of Securities. Article 10 of the Base Indenture is expressly made applicable to the Notes.

Section 6.02 Effect of Guarantees; Guarantors to be Bound by Indenture. The Guarantors hereby irrevocably, fully and unconditionally Guarantee, on a joint and several basis, to each Holder of the Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, the obligations of the Company with respect to payment and performance of the Notes and the other obligations of the Company under the Indenture with respect to the Notes on the terms, and subject to the conditions, contained in Article 10 of the Base Indenture and agree to be bound by all other terms of the Indenture applicable to Guarantors thereunder.

Section 6.03 Execution and Delivery of the Guarantees. The execution and delivery of the Guarantees by the Guarantors shall be evidenced by the execution and delivery of this Supplemental Indenture by each of the Guarantors as set forth in Section 10.08 of the Base Indenture. The terms of the Guarantees and obligations of the Guarantors are set forth in Article 10 of the Base Indenture.

Section 6.04 Termination of Guarantees. Guarantees of any Guarantor pursuant to this Article VI shall be released only as provided in Section 10.09 of the Base Indenture.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Trust Indenture Act Controls. This Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 7.02 Governing Law. The laws of the State of New York shall govern this Supplemental Indenture and the Securities, without regard to conflicts of laws principles thereof.

EXECUTION VERSION

Section 7.03 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 7.04 Severability. In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.06 Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 7.07 Validity or Sufficiency of Supplemental Indenture. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

Section 7.08 Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures on following page]

EXECUTION VERSION

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

TRINITY INDUSTRIES, INC., as the Company

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP, Finance and Treasurer

TRINITY CONSTRUCTION MATERIALS, INC., as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY HIGHWAY PRODUCTS, LLC, as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY INDUSTRIES LEASING COMPANY, as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

[Signature Page to First Supplemental Indenture]

EXECUTION VERSION

TRINITY MARINE PRODUCTS, INC., as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY NORTH AMERICAN FREIGHT CAR, INC., as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY PARTS & COMPONENTS, LLC, as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY RAIL GROUP, LLC, as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

TRINITY STRUCTURAL TOWERS, INC., as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

[Signature Page to First Supplemental Indenture]

EXECUTION VERSION

TRINITY TANK CAR, INC., as Guarantor

By:	/s/ Gail M. Peck
Name:	Gail M. Peck
Title:	VP and Treasurer

[Signature Page to First Supplemental Indenture]

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL SECURITY LEGEND]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

EXECUTION VERSION

4.550% SENIOR NOTE DUE 2024

Trinity Industries, Inc.

CUSIP No. 896522AH2
ISIN No. US896522AH27
No. 001	$400,000,000

Interest. TRINITY INDUSTRIES, INC., a Delaware corporation, (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Four Hundred Million United States dollars (U.S.$400,000,000), as revised by the Schedule of Increases or Decreases attached hereto, on October 1, 2024 and to pay interest thereon from September 25, 2014 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 2015, at the rate of 4.550% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be March 15 or September 15, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 25, 2014

TRINITY INDUSTRIES, INC.

By:
Name:
Title:

By:
Name:
Title:

EXECUTION VERSION

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:		WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXECUTION VERSION

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of September 25, 2014, as supplemented by a First Supplemental Indenture dated as of September 25, 2014 (as so supplemented, herein called the “Indenture”), among the Company, the guarantors thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $400,000,000.

Guarantees. The Notes are guaranteed by the Guarantors as set forth in the Indenture, which guarantees may be released under certain circumstances as set forth in the Indenture.

Optional Redemption. Prior to July 1, 2024, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest, if any, on the principal amount being redeemed to the applicable redemption date: (1) 100% of the principal amount of the notes to be redeemed; and (2) as determined by an Independent Investment Banker, the sum of the present values of the principal amount and the remaining scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 30 basis points.

On or after July 1, 2024, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Company. Unless the Company Defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

EXECUTION VERSION

For purposes of determining the optional redemption price, the following definitions are applicable:

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date: (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or (2) if the Company obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City, or a Primary Treasury Dealer, in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer and (ii) any other nationally recognized investment banking firms that are a Primary Treasury Dealer as selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Company and the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Notice of any redemption will be mailed by first-class mail, or by electronic transmission in the case of Notes held in book-entry form, at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate that complies with applicable legal requirements, if any, and in accordance with the procedures of DTC.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

EXECUTION VERSION

Defaults and Remedies. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes of each series at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes of each affected series at the time outstanding, on behalf of the Holders of all Notes of such affected series, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture contains customary limitations that restrict the Company’s, and in certain circumstances the Guarantors’, ability to merge, consolidate or sell substantially all of its or their assets, place liens on its or their property or assets and engage in sale/leaseback transactions. Upon a Change of Control Triggering Event, a Holder of Notes will have the right, subject to certain terms and conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of repurchase.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Security Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

EXECUTION VERSION

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

EXECUTION VERSION

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee

FORM OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.03 (Change of Control) of the Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.03 of the Supplemental Indenture, state the amount:

$

Date:                                               Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.